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                                                                      EXHIBIT 21

                                   MIDAS,INC.
                         SUBSIDIARIES OF THE REGISTRANT
                            AS OF THE DECEMBER 1998



                                                            Percentage of stock
                                                                 owned or
                                                                 Place of
                                                              controlled by
                   Name                      Incorporation    The Registrant
                   ----                      -------------  -------------------
Midas, Inc. (Registrant)......................  Delaware
 Midas International Corporation..............  Delaware            100
  International Parts Corporation.............  Delaware            100
  Midas FSC, Inc. ............................  Barbados            100
  Midas Realty Corporation....................  Delaware            100
   Midas Properties, Inc......................  New York            100
  Muffler Corporation of America..............  Illinois            100
  Midas Mufflers (Vic.) Pty. Ltd..............  Australia           100
   Midas Australia Pty. Ltd...................  Australia           100
  Midas Illinois, Inc. .......................  Illinois            100
 MDS Automotive Holdings B.V..................  Netherlands         100
  Midas Automotive International B.V. ........  Netherlands         100
   Midas Canada Holdings, Ltd.................  Canada              100
    Midas Canada, Inc. .......................  Canada              100
     Midas Realty Corp. of Canada, Inc. ......  Canada              100


The names of certain subsidiaries are omitted because such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.